Exhibit 13(a)(4)(ii) – Letter from PricewaterhouseCoopers LLP

August 24, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by American Century Variable Portfolios II, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13(a)(4) of Form N-CSR of American Century Variable Portfolios II, Inc. dated August 24, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

Attachment

Attachment

Exhibit 13(a)(4)(i) – Change in Registrant’s Independent Public Accountant

On June 16, 2021, the fund’s Audit and Compliance Committee and Board of Directors approved a change to the fund’s independent registered public accountant. PricewaterhouseCoopers LLP resigned and Deloitte & Touche LLP was appointed as the independent registered public accounting firm for the fiscal year ending December 31, 2021.

During the fiscal years ended December 31, 2019 and December 31, 2020 and the subsequent interim period through June 16, 2021, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their reports or reportable events, as such term is described in Item 304(a)(1) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The audit reports of PricewaterhouseCoopers LLP on the financial statements of the fund for the fiscal years ended December 31, 2019 and December 31, 2020, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2019 and December 31, 2020 and the subsequent interim period through June 16, 2021, neither the fund, nor anyone on its behalf, consulted with Deloitte & Touche LLP, on behalf of the fund, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the fund’s financial statements, or any matter that was either the subject of a disagreement or a reportable event, as such terms are described in Item 304(a)(1) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

The fund requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers LLP agrees with the statements contained above. A copy of the letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission is filed as an exhibit hereto.